Exhibit 5



               LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP





                                November 29, 2000

NN, Inc.
2000 Waters Edge Drive
Building C, Suite 12
Johnson City, Tennessee  37604

Gentlemen:

      We refer to the Registration Statement of NN, Inc. (the "Company") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 500,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), to be issued under the Company's Stock Incentive Plan (the "Plan").

      We are familiar with the proceedings to date with respect to such proposed issuance and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of the opinion.

      Based upon the foregoing, it is our opinion that the 500,000 shares of Common Stock to be issued under the Plan have been duly authorized, and, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                    Very truly yours,



                                    /s/   BLACKWELL SANDERS PEPER MARTIN LLP






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